Exhibit 99.1

REMARKS DELIVERED BY PRESIDENT AND CHIEF EXECUTIVE OFFICER LARRY W. MYERS AT THE 2021 ANNUAL MEETING OF SHAREHOLDERS OF FIRST SAVINGS FINANCIAL GROUP, INC.

Jeffersonville, Indiana — February 16, 2021. Larry W. Myers, President and Chief Executive Officer of First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (“FSFG” or the "Company"), the holding company for First Savings Bank (the "Bank"), delivered the following remarks at the Company’s 2021 Annual Meeting of Shareholders held on February 16, 2021.

This was the most unusual year I’ve ever had in my banking career. We began with our normal soft December quarter but were starting to recognize the mortgage banking division ramp up with increased volumes and wider margins. Strategically, we had oriented our mortgage team to focus on purchases verses refinances, knowing that is a longer term option for continuation of this business line.

As we started marching through the second fiscal quarter, the profit picture was improving. We were making steady progress in in our purchase to refinance mix and mortgage volume was increasing at a strong pace. Asset quality was good and we were off to an incredible start in our NNN Finance Program lending activities.

Then came March. Early in the month we became aware of this thing called COVID, which we know all too well now. In March, we weren’t sure if this was another of those false scares or something that we needed to more closely monitor. The light went off for me when one of my conferences was cancelled as a precaution, while I was there, sending the attendees scrambling for flights home. In the airport it seemed that we were two degrees from panic. I reached out to our executive team and we quickly made the decision to be the first bank in Indiana to close our lobbies and allow our staff to begin working remotely.

What I didn’t fully appreciate at the time was all the work that our IT and operations teams had done to facilitate the remote work environment for our mortgage banking division, which was a trial run for enabling the entire bank to remote work. Though we endured some equipment shortages early on, this transition was accomplished almost seamlessly.

As March continued on, the world and the country started to realize the full impact of the pandemic. The markets started to go haywire and there was great concern of a collapsing economy. While the quick action of the Federal Reserve in lowering interest rates may have prevented that collapse, it wreaked havoc on the value of our mortgages and hedge instruments, plus drove a number of our competitors and counterparties out of business. All of a sudden it became a buyers’ market for mortgages and we were losing money on every purchase-loan transaction. The result was the recognition of a $622,000 loss for the quarter ended March 31, 2020, the first loss for the Company since its initial public offering in October 2008.

As quickly as this happened, the market corrected itself and we quickly repositioned our mortgage banking activities. Though lacking specific data to back this statement, I believe that if we had closed our books two weeks after March 31st, the loss we recognized would have likely been erased and we would have shown a profit for that March quarter.

For the remainder of the year, the FSFG posted record earnings each quarter resulting in net income topping $33 million or $14.04 earnings per share, diluted. This was more than double the respective amounts for the prior year in which we reported $16.1 million in net income and $6.82 earnings per share, diluted. In addition to this record income, the Bank increased its provisions for loan losses from nearly $1.5 million in fiscal 2019 to $7.9 million this past year, which resulted in an increase of $7.0 million in allowance for loan losses. Considering the increase in allowance for losses and the additional capital generated by the substantial profits, the Company entered fiscal 2021 with a fortress balance sheet.

Subsequent to the end of fiscal 2020, the Bank finalized the purchase of the minority member interest in Q2 Business Capital, LLC (“Q2”) on December 31, 2020. This purchase has been strategic initiative since the inception of Q2 in 2015.

Throughout fiscal 2020, the Bank received a number of recognitions for its financial performance, industry engagement and community service. The Indiana Bankers Association recognized the Bank with its Commitment to Community Award for institutions of $500 million and greater in assets. This prestigious award is a tangible reminder that First Savings is a community bank that shares its resources of talent and dollars to make southern Indiana a better place to live and work.

Looking forward in 2021, we continue to see robust mortgage volume and good historical spreads to date. We anticipate that mortgage volumes will wane toward the end of the fiscal year and also expect margins to contract. We are planning appropriately for those anticipated market changes. We will continue to be diligent in monitoring and maintaining our high level of asset quality. Our credit discipline in prior years in avoiding certain business sectors that have been disproportionately impacted by the pandemic is paying dividends. Our exposure to hotels, full service restaurants and other hospitality businesses is minimal. Because of the diversity of revenue sources we have built over the years (SBA lending, NNN Finance, mortgage banking) we are able to hold firm on pricing and credit structure while not experiencing significant margin compression or declining loan balances. Overall, we plan on being very deliberate in asset generation this fiscal year, not expecting to grow in the manner we have in prior years. This will be a year to focus on honing our processes, maintaining our credit quality and positioning the Company for a rebound in the economy.

In closing, I want to express my appreciation to the staff of the Bank. It was a challenging year, yet we came through it stronger than ever. When required to work remotely, I had the upmost confidence in the professionalism of our team to successfully carry it out. I hope that we soon can put 2020 and the pandemic in the rearview mirror. I look forward to what 2021 has in store for us.